Exhibit 99.1

Cypress Sharpridge Investments, Inc. Announces Results of

2010 Annual Meeting of Stockholders

For Immediate Release

NEW YORK, NY – May 10, 2010 – Cypress Sharpridge Investments, Inc. (NYSE:CYS) (“CYS” or the “Company”) announced the results of its 2010 annual meeting of stockholders held on Friday, May 7, 2010. Stockholders of record on the record date, March 5, 2010, were entitled to vote at the annual meeting.

The following items were presented for stockholder approval:

•	the election of all directors to one year terms;

•	the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

All measures passed with affirmative votes exceeding 94% of the votes cast (excluding broker non-votes). The final voting results for each item will be filed today with the Securities and Exchange Commission on Form 8-K and will be available for viewing on the Company’s website at www.cysinv.com.

About Cypress Sharpridge Investments, Inc.

Cypress Sharpridge Investments, Inc. is a specialty finance company that invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. Cypress Sharpridge Investments, Inc. has elected to be taxed as a real estate investment trust for federal income tax purposes.

Please visit the Company’s website at www.cysinv.com.

Cypress Sharpridge Investments, Inc.

Richard E. Cleary, (212) 612-3210

Chief Operating Officer